EXHIBIT 99.1

DIVIDEND PRESS RELEASE ON MARCH 20, 2007

Merrill Merchants Bancshares, Inc. Declares an Increase in Cash Dividend of 18%

Bangor, Maine, March 20, 2007: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the "Company") (NASDAQ:MERB), the parent company of Merrill Merchants Bank, announced that the Company has declared a cash dividend of $.20 per share on the Company’s common stock for the first quarter of 2007. This is an increase of $.03 or 18% over last year’s first quarter dividend and an increase of $.01 over the previous quarter’s dividend. The cash dividend will be payable to all shareholders of record as of April 13, 2007, and will be paid on April 30, 2007.

The Company’s subsidiary, Merrill Merchants Bank is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800